                                                                   Exhibit b(5)

                            CONTRACT FOR THE OPENING
                         OF A SHORT-TERM LINE OF CREDIT


Between the undersigned:

1: UNION DE CREDIT POUR LE DEVELOPPEMENT REGIONAL "UNICREDIT", a banking corporation with capital of F 1,797,691,750 and with its registered office at 128-130 Boulevard Raspail, Paris 6, Entered in the Paris Register of Commerce and Companies under No. 712,057,322 B.

      Represented by
      acting on the authority of the powers of attorney conferred upon him on ....... by .......

                              Hereinafter referred to as "the Lender"
                        (unless otherwise designated), party of the first part

and

2: PUBLICIS, a corporation with capital of FRF 201,528,125.00 and with its registered office at 133 Champs-Elysees, Paris 8, Entered in the Paris Register of Commerce and Companies under No. B 542,080,601

      Represented by Jean Paul Morin
      acting on the authority of the powers of attorney conferred upon him on April 7 by the Board of Directors, appended hereto,

                              Hereinafter referred to as "the Borrower"
                        (unless otherwise designated), party of the second part

THE FOLLOWING HAS BEEN AGREED:

Subject to the clauses and conditions hereinafter, the Lender grants to the Borrower, which accepts, the opening of a line of credit hereinafter referred to as "the Line" in a maximum amount of 200,000,000.00 francs (two hundred million French francs). The line may be increased to FRF 500,000,000.00 (five hundred million French francs) subject to the conditions set forth in Article II.5 of the Special Conditions.

DEFINITIONS

For the purposes of the agreement:

Notice of Drawdown:  refers to an irrevocable request for a Drawdown made by the Borrower to the Lender in accordance with the model in Annex 1

Reference Banks:     Caisse Nationale de Credit Agricole -
                     Banque Nationale de Paris

Agreement:           refers to this contract and its annexes

Due Date:            refers in theory to the last day of a Drawdown
                     Period. However, in the event the Due Date of any amount due under the Agreement does not fall on a Business Day, it shall be carried forward to the following Business Day.
                     If as a result thereof the Due Date falls in the following calendar month, the Due Date will be the Business Day preceding the theoretical Due Date.

Last Repayment Date: refers to the last Business Day before the 3rd anniversary of the date of signing the Agreement.

Business Day:        refers to any full day on which the interbank market is
                     open for business and on which the banks are open all day in Paris.

Line: refers to the credit that the Lender agrees to make available to the Borrower in accordance with the terms of the Agreement up to the amount of FRF 200,000,000.00; the Line may be increased by FRF 300,000,000.00 to a maximum of FRF 500,000,000.00 as of the last Business day before the 1st anniversary of signing the Agreement, subject to the conditions set forth in Article II.5 of the Agreement.

Available Amount:   refers at a given date to the amount of the Line on that
                    date, less the accumulated principal amount of the Drawdowns outstanding and not repaid and of the Drawdowns requested and not paid out.

Drawdown Period:    refers in the case of any Drawdown to the period of less
                    than 1 month or of 1, 3 or 6 months indicated in the Notice of Drawdown.

T.I.O.P.:           Paris Interbank Offering Rate in francs resulting from the arithmetic mean of the rates offered on franc deposits for each maturity of 1 to 12 months to 1st class French signatories by credit institutions approved by the A.F.B.
                    after eliminating the four highest and lowest figures. It is expressed as an annual rate and published at 11:30 AM by Telerate or Reuters under the aegis of the A.F.B.

Drawdown:           refers to any principal amount made available to the
                    Borrower under the Line for a Drawdown Period.

T.M.P.: The weighted Average Rate refers to the average rate recorded for overnight transactions between Banks on the French interbank market weighted by the volume handled. This rate is published by the Bank of France the day after the Business Day in question.

                                    CHAPTER I
                               GENERAL CONDITIONS

ARTICLE I.1 IMPLEMENTATION

The transactions resulting from operation of the Line are excluded from any current account that the Borrower has or may have in the future with the Lender. The special account opened by the Lender for the purpose of recording the transactions carried out under the Line shall not in any circumstances have the legal effects appertaining to a current account.

The proof of drawing on the Line and of repayment thereof shall be set forth in the Lender's records, which shall be deemed authentic by both parties.

ARTICLE I.2 - REPAYMENT

The borrower shall pay all costs as well as those pertaining to this instrument or which are a consequence thereof, including all advances for the costs of preserving same.

The Borrower agrees to repay the Line in terms of principal, interest, costs, fees and incidentals in accordance with the procedures defined in the special conditions.

On the due date of an amount that has become due and payable, the Borrower authorizes the Lender to withdraw from the account or accounts then available and open on the Lender's books such funds as are necessary to settle said amount.

Any payment made by the Borrower and received by the Lender must be allocated in the following order of priority:

(i)     to payment of the fees due and payable hereunder,

(ii)    to payment of any interest due and payable hereunder,

(iii)   to payment of any principal due and payable hereunder,

(iv)    to payment of all other amounts due and payable hereunder.

ARTICLE I.3 - COMMITMENTS OF THE BORROWER

Throughout the term of the Agreement, the Borrower agrees:

   i.   to provide the Lender with:

        a) each year, at the latest six months after the date of the settlement of accounts, all corporate and similar accounting documents relating to the situation of the company (balance sheets, statements of income, annexes, auditors' report certifying the financial statements) and each year, at the latest 6 months from the date of the settlement of accounts, the documents referred to in 1.3.i.a draw up on a consolidated basis,

   ii.  to notify the Lender immediately:

        a)  of any change in the legal status or situation of the company,

        b)  of any change in the person of its legal representative,

        c) of any merger, spinoff, absorption, partial contribution of assets, dissolution or discontinuance of operations,

        d) of any event that is likely to significantly and adversely affect the value of its net worth or appreciably increase the amount of its commitments,

        e) of any event likely to entail the premature repayability of the Line.

iv. to observe, within the framework of its activities, all statutory and regulatory provisions in force.

v. Throughout the term of the Agreement, the Borrower may not, without the prior consent of the Lender:

        - pledge its assets as collateral, to the benefit of other creditors, without first offering the Lender, as a guarantee of the Line, the same security with a stipulation of equality of ranking, it being understood that the Borrower may, however, freely consent, with respect to any assets it may acquire subsequent to signing the Agreement, to any surety securing the loan it contracts to finance the cost of acquiring such asset,

        - dispose of its assets except for assets connected with its current operations, up to a total of 100,000,000.00 francs per fiscal year.

ARTICLE I.4 - OCCURRENCE OF NEW CIRCUMSTANCES

I.4.1. The conditions for repayment of the Line to the Lender have been set on the basis of the regulations applicable as of the date the Agreement is signed.

        If as a result of new legislative or regulatory provisions or a new interpretation by an authority with jurisdiction the Lender becomes subject to any tax, monetary, financial or banking measure entailing an increase in the cost of its participation in the Line which has the effect of reducing its share of the proceeds, the following provisions shall apply:

        - the Lender shall notify the Borrower in writing, and at the initiative of the Lender they shall meet as expeditiously as possible and negotiate for a period of not more than 30 calendar days as of the date of such notice, with a view to reaching a solution that will make it possible to deal with the difficulties that have arisen, in the spirit of cooperation that existed at the signing of the Agreement.

        At the end of such period of conferral, the following provisions shall apply:

        The Borrower shall have the choice, within not more than seven calendar days following the last day of said 30-day period:

        - either of asking the Lender to continue the Line, while undertaking to take responsibility in its entirety, as of the date the Lender incurs it, for the additional cost the Lender would have to pay,

        - or to terminate its commitment by making an early repayment in full of all Drawdowns in principal, interest and fees, plus, as the case may be, all costs and charges incurred by the Lender as a result of such early repayment on the basis of substantiating documents furnished by the Lender.

I.4.2. In the event of a change in the conditions or data referred to above or in their interpretation by any authority with jurisdiction, or for any other reason, which results, in particular:

        a)  in all or part of the provisions of the Agreement becoming illegal;

        b) in it becoming impossible for either of the parties to fulfill any of the obligations as established in the Agreement

        c) in the participation of the parties in the Agreement becoming illegal the following provisions shall apply:

        1. the interested party shall inform the other party in writing as expeditiously as possible. The parties to the Agreement shall meet with a view to reaching an amicable solution that will make it possible for the Agreement to continue.

        3. If no solution can be found within 10 (ten) days following receipt by the interested party of the abovementioned notice, the Borrower must permanently waive any further Drawdown and immediately repay all amounts due under the Drawdown(s) outstanding in principal, interest, costs and incidentals, as well as any additional costs that, through the repayment Date, the Lender might have to pay as a result of the new circumstances.

ARTICLE I.5 - EARLY REPAYABILITY

In the event of an amicable or court-ordered liquidation or sale of the company within the framework of class proceedings by the Borrower, all amounts due in principal, interest, fees, costs and incidentals shall immediately and automatically become payable and no request may be made to the Lender for any further drawdown.

Moreover, the Lender may not be asked for any additional drawdown in the event of receivership.

The right to draw down funds may be cancelled and repayment of the Line may be demanded by the Lender eight calendar days after notice is served on the Borrower by registered letter with return receipt requested, without any other judicial formality being necessary, in the following cases:

   i.   in the event of an inaccurate declaration by the Borrower.

   ii. in the case of failure to perform or of violation of any of the commitments undertaken by the Borrower under the Agreement.

   iii. in the event of nonpayment on the normal or early due date of any amount payable to any bank or financial institution by the Borrower, such as in the case of it being downgraded by the Bank of France.

   iv. in the event other support granted to the Borrower by the Lender or any other Lender becomes repayable in advance.

   v. in the event of a partial contribution of assets, merger, spinoff, dissolution or discontinuance of the Borrower's operations.

   vi. in the event of a significant change in the distribution of the Borrower's capital and/or voting rights compared with the situation prevailing as of the date hereof.

   vii. in the event the Borrower's stockholders' equity falls to less than half the share capital.

   viii.in the event of seriously reprehensible behavior on the part of the Borrower, such as, if its situation were to be irremediably compromised within the meaning of Article 60 paragraph 2 of the Law of January 24, 1984.

   ix. in the event of an occurrence that would have a severely unfavorable effect on the Borrower's activities, net worth or financial situation.

ARTICLE I.6 - PENALTY INTEREST - INDEMNIFICATION

Any amount that is unpaid on its normal or early due date shall automatically accrue interest at the Weighted Average Rate ("TMP"), plus one percent per year (one hundred basis points), from the said due date until full repayment. The same shall apply for all costs and disbursements advanced by the Lender for any reason whatsoever. This stipulation shall not affect repayability and consequently shall not constitute an agreement as to the settlement period.

Interest shall be capitalized if it is due for a full year, pursuant to Article 1154 of the Civil Code. As is customary, such interest shall be in addition to any tax that may be payable thereon in the future.

If the Lender has to take action in or out of court, the Borrower must pay it an indemnification covering all the costs it incurs in this connection, on the basis of a substantiating document that will be submitted to it by the Lender.

ARTICLE I.7 - NON WAIVER

Failure by the Lender to exercise any right stemming from this Agreement, or lateness in doing so, shall not constitute a waiver of the right in question.

Similarly, the partial exercise of such right shall not be an impediment to the subsequent exercise of rights that have not yet been fully exercised.

The rights referred to in this paragraph are cumulative with all rights arising under the law.

ARTICLE I.8 - REPRESENTATIONS

I.8.1 - The borrower has forwarded to the Lender prior to signing these presents:

        -   a certified true copy of its Bylaws
        - a K-Bis extract from the Register of Commerce and Companies less than three months old
        -   substantiation of the powers of attorney as a signatory.

I.8.2   - The Borrower represents:

        - that it has taken all steps necessary to authorize the signature and execution of this contract,

        - that its balance sheets and financial statements as of December 31, 1995 are true and complete; that they were drawn up in accordance with the accounting principles in force in France; that they were certified by its Auditors, as the case may be, as presenting a true picture of its financial position at that date as well as the results of its operations for the fiscal year in question; that there has been no change since January 1, 1996 that would adversely affect its financial position for the current year or its future prospects.

        - that there is no litigation under way, nor does the threat of any litigation exist, that is likely to significantly or adversely affect its position.

        - that no event currently in existence constitutes a case of early repayability.

        - that it has not been the subject of any proceedings for amicable settlement within the meaning of the Law of March 1, 1984.

ARTICLE I.9 - PLACE OF PAYMENT

All payments to be made by the Borrower shall be made at the registered office of Unicredit.

                                   CHAPTER II
                               SPECIAL CONDITIONS

ARTICLE II.1 - AMOUNT

The Line granted by the Lender to the Borrower is for a maximum of 200,000,000.00 francs (Two hundred million French francs).

The Line may be increased by FRF 300,000,000.00 to a maximum of 500,000,000.00 (Five hundred million French francs), subject to the conditions set forth in
Article II.5 below.

ARTICLE II.2 - PURPOSE OF THE LINE OF CREDIT

The Line shall be used, as stated by the Borrower, for its general requirements.

ARTICLE II.3 - TERM

The Line is concluded for a period of one year as of the signing of this Agreement, and may be extended for periods of one year beginning on the last Business Day following the 1st anniversary of the signing of the Agreement.

In any event, the Line must be repaid in its entirety as to principal, interest, fees, costs and incidentals by the Last Repayment Date, i.e. the last business day before the 3rd anniversary of the date of signing the Agreement.

ARTICLE II.4 - ANNUAL REVIEW OF THE FINANCIAL TERMS OF THE AUTHORIZED LINE OF FRF 200,000,000.00

15 calendar days before the end of each annual period, the first period beginning on the last Business Day following the 1st anniversary of the signing of the Agreement, the

Lender shall send to the Borrower by registered letter with return receipt requested a proposal containing the financial terms for using the Line during the coming year.

The Borrower shall notify the Lender of its agreement or refusal by no later than 10 AM on the business day before the expiration of the period of 15 calendar days following the date of the acknowledgement of receipt of the Lender's proposal.

In the event the Borrower accepts the terms proposed by the Lender, the letter shall constitute a rider to the Agreement or to the preceding proposal.

In the event the Borrower or the Lender are unable to reach an agreement on the new terms proposed by the Lender, the Borrower shall waive requesting any further Drawdown and the Line shall automatically be cancelled pursuant to
Article II - 9 of the Agreement.

The Borrower agrees to repay all amounts due in principal, interest, fees, costs and incidentals under the Line.

ARTICLE II.5 - CONDITIONS FOR INCREASING THE LINE

The Line may be increased by FRF 300,000,000.00 to a maximum of FRF 500,000,000.00 (five hundred million French francs), subject to the Borrower having made a request therefor in writing to the Lender 15 calendar days before the last Business Day following the first anniversary of the signing of the Agreement and after acceptance by the Lender.

After acceptance by the Lender, the Drawdowns made on the increased portion of the Line, i.e. FRF 300,000,000.00, shall accrue interest as follows:

        -   For Drawdown Periods of less than 1 month and a minimum of 10 days:

                  - TMP plus a margin of 1.10% per annum, for a total, on the basis of the TMP as of 1/17/97, nominal annual rate of 3.4125%.

        -   For Drawdown Periods of more than one month:

                  - TIOP for the Drawdown Period published on the business day preceding the Drawdown, plus a margin of 0.10% per annum, for a total, on the basis of the 3-month TIOP as of 1/17/97, nominal annual rate of 3.4125%.

        -   Payment of interest

        The interest computed on the basis of the exact number of days according to the method of 360 days at the rate defined above on the amount of the Drawdown, shall be payable by the Borrower on the Due Date of the Drawdown.

        -   Payment of commitment fee

        In the event of the application of this Article, the commitment fee as defined in Article II.7.2 shall be computed on the new authorized amount of the Line, whether used or not.

ARTICLE II.6 - USE OF THE LINE

Subject to performance by the Borrower of the obligations arising from the Agreement, the Line may be used by means of one or more Drawdowns, up to the limit of the Available Amount. The Notice of Drawdown, in accordance with the model attached hereto in Annex 1, shall be sent to the Lender and received by it no later than two Business Days before each Drawdown.

The Notice of Drawdown shall, in any event, indicate the amount of the Drawdown, which shall be equal to at least 25,000,000.00 francs, and beyond this amount, to a whole multiple of 25,000,000.00 francs.

It shall also indicate the Drawdown Period, which, at the discretion of the Borrower, shall be equal to a number of days of less than 1 month or of 1, 3 or 6 months.

The Notice of Drawdown shall be irrevocable.

The Borrower agrees to repay the amount in principal and interest of any Drawdown at its Due Date. No Drawdown may have a Due Date subsequent to the Last Repayment Date.

The Line shall be implemented by debiting special account No. 250 214 10 700.

ARTICLE II.7 - FINANCIAL CONDITIONS

Subject to the application of Article II.4 of the Agreement, the financial conditions are established as follows:

II.7.1 - Interest

   II.7.1.1 - Rate

        Drawdowns made under the Line shall accrue interest at the rate determined as follows:

        - for Drawdown Periods of less than one month and a minimum of 10 days: on the amount of the Line up to FRF 200,000,000.00:

                 - TMP plus a margin of 0.0625% per annum, for a total, on the basis of the TMP at 1/17/97, nominal annual rate of 3.3750%.

        -   for Drawdown Periods of more than one month:
            on the amount of the Line up to FRF 200,000,000.00:

                 - TIOP for the Drawdown Period published on the business day before the Drawdown, plus a margin of 0.0625% per annum, for a total, on the basis of the 3-month TIOP at 1/17/97, nominal annual rate of 3.3750%.

   II.7.1.2 - Payment of interest

      The interest computed on the basis of the exact number of days according to the 360-day method at the rate defined above on the amount of the Drawdown shall be payable by the Borrower on the Due Date of the Drawdown.

   II.7.1.3 - Non publication of the TIOP

      If the TIOP as computed and disseminated by the AFB were not to be published for any reason, the Lender shall immediately notify the Borrower by all available means and the following provisions shall apply:

    a) if an index replacing the TIOP is published under the aegis of the AFB, it shall apply immediately to any new Drawdowns; this index will be increased by the margin indicated in Article II.5 and/or II.7.1.

    b) otherwise, the Lender and the Borrower shall negotiate a new reference rate. In the absence of an agreement, the Borrower may not proceed with any new Drawdown and the Drawdowns outstanding shall be repaid on their Due Date.

   II.7.1.4 - Market disturbance

      On the Paris market, the spread as posted on TELERATE screens between the buying and selling rate of the French franc for all periods is generally 1/8%.

      Disturbance of the market is deemed to exist when the spread for the period of the requested Drawdown as posted by the Lender and by the Reference Banks is more than 1/2% at 10 AM on the day the rate is set.

      In the event there is a disturbance of the market, the Lender shall use all available means to notify the Borrower without delay. The Lender and the Borrower shall then negotiate a different method of setting a rate that is appropriate given the new situation.

      In the absence of an agreement between the Borrower and the Lender, the rate that will then be applicable to the requested Drawdown shall be equal to the average of the highest two rates of the eight rates used to set the TIOP for the Drawdown Period in question, on the day before the day the funds are made available, plus the margin indicated in Article II.5 and/or II.7.1.

ARTICLE II.7.2 - COMMITMENT FEE

Throughout the term of the Agreement, the Borrower shall pay to the Lender a commitment fee of 0.0625% per annum, computed on the amount of the Line, whether it is used or not, on the basis of the exact number of days on a 360-day year. This fee shall be payable quarterly in advance, as of the date of signing the Agreement. The collected fee shall remain the property of the Lender, even if there is a voluntary early reduction in the Line under the conditions set forth in Article II.8.

In the event Article II.5 applies, the commitment fee shall be computed on the new authorized amount of the Line, whether it is used or not.

ARTICLE II.8 - VOLUNTARY EARLY REDUCTION OF THE LINE

The Borrower shall be empowered to permanently waive in advance all or part of the Available Amount.

Such request, which shall be sent to the Lender by Registered Letter with Return Receipt Requested, shall not take effect until expiration of a period of five Business Days as of the receipt of the request by the Lender.

In this situation, the commitment fee shall cease to be payable by the Borrower on the amount it has waived. However, the amount of the commitment fee already paid by the Borrower for the current quarter, at the date the waiver takes effect, shall remain the property of the Lender.

ARTICLE II.9 - CANCELLATION OF THE AGREEMENT

This Agreement may be cancelled by either party subject to a notice of 30 calendar days sent by registered letter with return receipt requested.

Cancellation of this Agreement by the Borrower shall not take effect until after total and final repayment of the Drawdowns outstanding in principal, interest, fees, costs and incidentals.

No new Drawdown may be requested by the Borrower during the 30-day notice period.

ARTICLE II.10 - EARLY REPAYMENT

Subject to the express prior agreement of the Lender, the Borrower may repay one or more Drawdowns prematurely. Any early repayment must be the subject of a written request to the Lender at least 5 business days before the date of early repayment.

If the Drawdown Period pertaining to the Drawdown that is repaid early is equal to or more than one month, the Borrower shall pay the Lender compensation equal to the amount resulting from the difference between the rate applicable to the Drawdown that is repaid early and the reference rate in force on that date on the amount of the Drawdown in question for the remaining term of said Drawdown, plus the margin.

Reference rate is understood to mean the TIOP with a duration equivalent to the remaining term of the Drawdown in question, rounded out, if necessary, to the next higher number of months as published by Telerate on the business day before the early repayment.

ARTICLE II.11 - EFFECTIVE TOTAL RATE

In accordance with Article L 313-1 of Law No. 93-949 of July 26, 1993, the effective total rate of the credit, computed according to the proportional method, starting with;

on FRF 200,000,000.00

a quarterly actuarial rate of 0.86093%, amounts to 3.44371% per annum.

In computing the above rate, which is given by way of example, account was taken of:

   - the nominal rate of the credit on the basis of the 3-month TIOP index at 1/17/97, amounting to 3.3125% plus 0.0625%

   - the costs devolving on the Borrower in the total amount of 544.00 francs

   -  the commitment fee of 0.0625%.

   -  the use of the entire Line during the total term of the credit.

on FRF 300,000,000.00

a quarterly actuarial rate of 0.87305%, amounts to 3.49219% per annum.

In computing the above rate, which is given by way of example, account was taken of:

   - the nominal rate of the credit on the basis of the 3-month TIOP index at 1/17/97, amounting to 3.3125% plus 0.10%

   -  the expenses devolving on the Borrower in the total amount of
      544.00 francs

   -  the commitment fee of 0.0625%

   -  the use of the entire Line for a period of 2 years.

                                   CHAPTER III
                            MISCELLANEOUS PROVISIONS

ARTICLE II.1 - ELECTION OF DOMICILE - JURISDICTION

For the performance of these presents and their sequels, domicile is elected:

   - for UNICREDIT at its registered office at 128-130 Bld Raspail, 75006 Paris
   -  for the Borrower, at its address first hereinabove indicated

The jurisdiction of the Courts of Paris is expressly recognized for all instances and proceedings.

ARTICLE III.2 - APPLICABLE LAW

The Agreement is subject to French Law.

The Borrower requires registration of this instrument, execution of this formality being left to the good offices of the Lender.

DONE in Paris on May 2, 1997 in 2 copies.

                                   SIGNATURES:

BORROWER (1)                                    UNICREDIT

Read and approved; valid for the
sum of two hundred million francs
(200,000,000 F) in principal,
plus interest fees, costs
and incidentals
(signature)









(1)   Before the signature, write in handwriting: "Read and approved;
valid for the sum of ......................... (in words and figures), in principal, plus interest, costs and incidentals" and affix the corporate seal.

                                                                         ANNEX I


                              DRAWDOWN NOTICE FORM
                      MUST BE RECEIVED BY UNICREDIT TWO (2)
                    BUSINESS DAYS PRIOR TO THE DRAWDOWN DATE


BORROWER'S
LETTERHEAD


TO THE ATTENTION OF:    UNICREDIT
                        Ms. LOLLI         TEL.: 01 43 23 25 62
                                          FAX: 01 43 23 59 96
                        Ms TERRASSON      TEL.: 01 43 23 25 17
                                          FAX: 01 43 23 59 96


DATE:


RE.:   -  LINE OF CREDIT AGREEMENT DATED ..............
       -  DRAWDOWN NOTICE

      This Drawdown Notice is being sent to you in accordance with Article II.6 of the Agreement.

      Please be advised that we wish to draw down the amount listed below, as follows:

       -  Amount of the Drawdown in French francs:              (French Francs)
         from .................... to ....................

      Please credit the amount of this drawdown to Account No.
      ................. at your bank.

      We confirm that as of the abovementioned date the commitments undertaken under the Agreement are being fulfilled and that no event which could result in a request for early repayment of the loan is pending.

      The terms defined in the Agreement have the same meaning in this Drawdown Notice.

                                            SIGNATURE
                                       (NAME AND CAPACITY
                                  OF THE AUTHORIZED SIGNATORY)

UNICREDIT                                                       ANNEX II

PUBLICIS SA

OFFER

Gentlemen:

In accordance with Article II.4 of the Agreement dated        , we offer you the
following financial terms which, if accepted by you, will apply for the period
from     until     .

 -  Drawdown margin:

Please express your acceptance or refusal by returning this Offer to us, duly filled in and signed by an authorized person, within 10 hours after the expiration of the deadline of 15 calendar days, counting from the date of the notice of receipt of this Offer.

If you accept the foregoing terms, please note that this Offer will serve as a Rider to the Agreement to or to the previous Offer.

Very truly yours


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   ACCEPTED       REFUSED

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Date:
 .............................
Signature
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